CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION

                                       OF

                      CITY NATIONAL BANCSHARES CORPORATION


TO:      THE SECRETARY OF STATE
         STATE OF NEW JERSEY

Pursuant to the provision of Section 14A:7-2(2) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation.

     1. The name of the corporation is City National Bancshares Corporation.

     2. The following resolution, establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof was duly adopted by the Board of Directors of the corporation on the 31st day of March, 1997, pursuant to authority vested in it by the Certificate of
Incorporation:

RESOLVED, pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby classify 3,280 shares of preferred stock of the Corporation as a class designated 6 1/2% Non-cumulative, Perpetual Preferred Stock, Series Dand it is further

RESOLVED, a description of such 6 1/2% Non-cumulative Perpetual Preferred Stock, Series D, including the preferences and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption, all as set by the Board of Directors of the Corporation, is set forth in the attached Certificate of Designation Establishing the 6 1/2% Non-cumulative Perpetual Preferred Stock, Series D and Fixing the Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights, and the Qualifications, Limitations and Restrictions, of the 6 1/2% Non-cumulative Perpetual Preferred Stock, Series D.

     3. The resolution was adopted by the Board of Directors at a meeting duly called and held on March 31, 1997, at which a quorum was present throughout.

     4. The Certificate of Incorporation of the corporation is amended so that the designation and number of shares of each class and series acted upon in the resolution, and the relative rights, preferences and limitations of each such class and series are as stated in the resolution.


City National Bancshares Corporation


By:______________________________________
Edward R. Wright, Senior Vice President and CFO




1


                      CITY NATIONAL BANCSHARES CORPORATION


Certificate of Designation Establishing the 6 1/2% Non-cumulative Perpetual Preferred Stock, Series D and Fixing the Powers, Designations, Preferences and Relative, Participating, Optional and Other Special Rights, and the Qualifications, Limitations and Restrictions, of the 6 1/2% Non-cumulative Perpetual Preferred Stock, Series D


     There is hereby established a new series of the preferred stock ("Preferred Stock") of City National Bancshares Corporation, a New Jersey corporation ("Corporation"), to which the following powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions, of the shares of such new series of preferred stock shall apply:




         Designation and Rank.

     The series (this "Series") of shares of Preferred Stock shall be designated as "6 1/2% Non-cumulative Perpetual Preferred Stock, Series D" (the "Series D Preferred Stock"), and each share of Series D Preferred Stock shall have a liquidation value of $250 per share. Shares of Series D Preferred Stock shall have a liquidation preference of $250 per share, plus an amount per share equal to any dividends declared but unpaid, without interest.

     The Series D Preferred Stock shall rank prior to common stock of all classes (collectively, "Common Stock") of the Corporation and, except as provided below, to all other classes and series of equity securities of the Corporation now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities of the Corporation are collectively referred to herein as the "Junior Stock"), other than any class or series of equity securities of the Corporation expressly designated as ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series D Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Corporation. The Series D Preferred Stock shall be on a parity with all other series of Preferred Stock of the Corporation. The Series D Preferred Stock shall be junior to the Creditors of the Corporation, including its depositors. The Series D Preferred Stock shall be subject to the creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Charter of the Corporation.

     The number of shares of Series D Preferred Stock may be increased or decreased form time to time by a vote of not less than a majority of the members of the Board then in office, provided that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants, if any, to purchase shares of Series D Preferred Stock, or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of Series D Preferred Stock.

Dividends.

     (a) Payment of Dividends. Holders of shares of Series D Preferred Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of funds legally available therefor, noncumulative cash dividends at an annual rate of 6 1/2% of the $250 liquidation preference per share ($16.25 per share per annum), and no more. Such noncumulative cash dividends shall be payable, if declared, annually on February 28, in each year, or if such day is not a business day, on the next business day (each such date, a "Dividend Payment Date"). The first Dividend Payment Date shall be February 28, 1998. Each declared dividend shall be payable to holders of record of the Series D Preferred Stock as they appear on the stock books of the Corporation at the close of business on such record dates, not more than forty-five (45) calendar days nor less than ten (10) calendar days preceding the Dividend Payment Date therefor, as determined by the Board of Directors (each such date, a "Record Date"). Annually dividend periods (each a "Dividend Period") shall commence on and include the first day, and shall end on and include the last day, of the calendar year that immediately precedes the calendar year in which the corresponding Dividend Payment Date occursprovided, however, that the first Dividend Period (the "Initial Dividend Period") shall commence on and include the first day upon which a share of Series D Preferred Stock shall be issued and shall end on and include December 31, 1997.

     The amount of dividends payable on each share of the Series D Preferred Stock for each full Dividend Period during which such share is outstanding shall be $16.25. The amount of dividends payable for the Initial Dividend Period and for any Dividend Period which, as to a share of Series D Preferred Stock (determined by reference to the issuance date and the redemption or retirement date thereof), is less than a full year shall be computed on the basis of a 360-day year composed of twelve (12) thirty (30) day months and the actual number of days elapsed in the Initial Dividend Period or such Dividend Period.

     Holders of the Series D Preferred Stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or payments on the Series D Preferred Stock declared by the Board of Directors which may be unpaid. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest declared but unpaid cash dividend with respect to the Series D Preferred Stock.

     (b) Dividends Noncumulative. The right of holders of Series D Preferred Stock to receive dividends is noncumulative. Accordingly, if the Board does not declare a dividend payable in respect of any Dividend Period, holders of shares of Series D Preferred Stock shall have no right to receive a dividend in respect of such Dividend Period, and the Corporation shall have no obligation to pay a dividend in respect of such Dividend Period, whether or not dividends are declared payable in respect of any future Dividend Period.

     (c) Priority as to Dividends. No full dividends shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any Dividend Period unless full dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment thereof set apart for such payment) on the Series D Preferred Stock for such Dividend Period. When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series D Preferred Stock and any Parity Stock, dividends declared on the Series D Preferred Stock and Parity Stock shall only be declared pro rata based upon the respective amounts that would have been paid on the Series D Preferred Stock and such Parity Stock had dividends been declared in full.

     In addition to the foregoing restriction, the Corporation shall not declare, pay or set apart funds for any dividends or other distributions (other than in Common Stock or other Junior Stock) with respect to any Common Stock or other Junior Stock of the Corporation or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of any Common Stock or other Junior Stock through a sinking fund or otherwise, unless and until (i) the Corporation shall have paid full dividends on the Series D Preferred Stock for the most recent preceding Dividends Periods or funds have paid over to the dividend disbursing agent of the Corporation for payment of such dividends, and (ii) the Corporation has declared a cash dividend on the Series D Preferred Stock for the current Dividend Period, and sufficient funds have been paid over to the dividend disbursing agent for the Corporation for the payment of such cash dividend for such current Dividend Period.

     No dividend shall be paid or set aside for holders of Series D Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of equity securities of the Corporation, if any, ranking prior to the Series D Preferred Stock as to dividends for such Dividend Period.

     (d) Any reference to "dividends" or "distributions" in this Section 2 shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

Redemption

     (a) General. The shares of Series D Preferred Stock are not subject to mandatory redemption by the holders thereof, and, except as hereinafter provided in Section 3(c) below, are not subject to redemption prior to December 31, 2000. On or after January 1, 2001, shares of Series D Preferred Stock may be redeemed by the Corporation or its successor or any acquiring or resulting entity with respect to the Corporation (including by any parent or subsidiary of the Corporation, any such successor, or any such acquiring or resulting entity), as applicable, at its option, in whole or in part, at any time or from time to time, upon notice as provided in subsection (c) of this Section 3, by resolution of the Board of Directors of the Corporation or its successor or any acquiring or resulting entity with respect to the Corporation (including by any parent or subsidiary of the Corporation, any such successor, or any such acquiring or resulting entity), as applicable, at the redemption price of $250 per share in cash, plus, in each case, an amount in cash equal to all declared and unpaid dividends to the date fixed for redemption, without interest.

     The aggregate redemption price payable to each holder of record of Series D Preferred Stock to be redeemed shall be rounded to the nearest cent ($0.01). Ifless than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the Corporation will select those shares to be redeemed pro rata, by lot or such other methods as the Board of Directors in its sole discretion determines to be equitable. If redemption is being affected by the Corporation, on and after the redemption date, dividends shall cease to accrue on the shares of Series D Preferred Stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any declared but unpaid dividends to the date fixed for redemption) has been duly paid or provided for. If redemption is being effected by an entity other than the Corporation, on and as of the redemption date such entity shall be deemed to own the shares being redeemed for all purposes hereof provided that the redemption price (including the amount of any declared but unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

     (b) Change of Control. In addition to the redemption provisions of subsection (a) above and not in lieu of or in substitution therefor, in the event of a Change of Control, the Series D Preferred Stock shall be redeemable at the option of the Corporation or its successor or any acquiring or resulting entity with respect to the Corporation (including by any parent or subsidiary of the Corporation, any such successor, or any such acquiring or resulting entity), as applicable, in whole but not in part. Redemption of the Series D Preferred Stock pursuant to this subsection (b) shall be effected by notice as provided in subsection (c) of this Section 3, by resolution of the Board of Directors of the Corporation or its successor or any acquiring or resulting entity with respect to the Corporation (including by any parent or subsidiary of the Corporation, any such successor, or any such acquiring or resulting entity), as applicable, at the liquidation value per share in cash, plus, in each case, an amount in cash equal to all declared and unpaid dividends.

     "Change of Control" means (a) a sale of all or substantially all of the property and assets of the Corporation (other than a reorganization transaction in which such properties and assets are transferred to a subsidiary of the Corporation), (b) a reorganization, merger, consolidation or other transaction or transactions (whether or not the Corporation is a party thereto and specifically including, without limitation, open market purchases of securities) as a result of which any person or entity or "group" of persons and/or entities becomes the "beneficial owner" (as those terms are defined in and construed by judicial authority under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, as that Rule may be amended from time to time) of securities representing at least 50% of the ordinary voting power of the Corporation in the election of directors, (c) any event as a result of which City National Bank of New Jersey (the Bank) ceases to be owned and controlled by the Corporation or (d) all or substantially all the assets of the Bank are transferred to a party which is not an affiliate of the Corporation or the Bank.

     If redemption is being effected by the Corporation, on and as of the redemption date, dividends shall cease to accrue on the shares of Series D Preferred Stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any declared but unpaid dividends to the date fixed for redemption) has been duly paid or provided for. If redemption is being effected by an entity other than the Corporation, on and as of the redemption date such entity shall be deemed to own the shares being redeemed for all purposes of hereunder, provided that the redemption price (including the amount of any declared but unpaid dividends to the date fixed for redemption) has been duly paid or provided for.

     (c) Notice of Redemption. Notice of any redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price and (iii) a statement that dividends on the shares of Series D Preferred Stock (A) to be redeemed by the Corporation will cease to accrue on such redemption date, or (B) to be redeemed by an entity other than the Corporation will thereafter accrue solely for the benefit of such entity, shall be mailed, postage prepaid, at least thirty (30) days, but not more than sixty (60) days, prior to said redemption date to each holder of record of Series D Preferred Stock to be redeemed at his or her address as the same shall appear on the stock books of the Corporation. If less than all of the shares of Series D Preferred Stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

     If such notice of redemption shall have been so mailed, and if, on or before the redemption date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation (or other entity as provided in subsection (a) or (b) of this Section 3) separate and apart from its other funds in trust for the account of the holders of shares of Series D Preferred Stock to be redeemed (so as to be and continue to be available therefor), then, on and after said redemption date, notwithstanding that any certificate for shares of Series D Preferred Stock so called for redemption shall not have been surrendered for cancellation or transfer, the shares of Series D Preferred Stock (A) so called for redemption by the Corporation shall be deemed to be no longer outstanding and all rights with respect to such shares of Series D Preferred Stock so called for redemption shall forthwith cease and terminate, or (B) so called for redemption by an entity other than the Corporation shall be deemed owned for all purposes hereof by such entity, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Corporation or such other entity) of their certificates.

     In the event that holders of shares of Series D Preferred Stock that shall have been redeemed shall not within two (2) years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a Corporation or trust company for the redemption of such shares, such Corporation or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date of redemption.




     (d) Status of Shares Redeemed. Shares of Series D Preferred Stock redeemed, purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Preferred Stock and may be reissued by the Corporation at any time as shares of any series of Preferred Stock other than as shares of Series D Preferred Stock.

Liquidation Preference.

     (a) Liquidating Distributions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series D Preferred Stock shall be entitled to receive for each share thereof, out of the assets of the Corporation legally available for distribution to shareholders under applicable law, or the proceeds thereof, before any payment or distribution of the assets shall be made to holders of shares of Common Stock or any other Junior Stock (subject to the rights of the holders of any class or series of equity securities having preference with respect to distributions upon liquidation and the Corporation's general creditors, including its depositors), liquidating distributions in the amount of $250 per share, plus an amount per share equal to any dividends declared but unpaid, without interest.

     If the amounts available for distribution in respect of shares of Series D Preferred Stock and any outstanding Parity Stock are not sufficient to satisfy the full liquidation rights of all of the outstanding shares of Series D Preferred Stock and such Parity Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Series D Preferred Stock will not be entitled to any further participation in any liquidating distribution of assets by the Corporation. All distributions made in respect of Series D Preferred Stock in connection with such a liquidation, dissolution or winding up of the Corporation shall be made pro rata to the holders entitled thereto.

     (b) Consolidation, Merger or Certain Other Actions. Neither the consolidation, merger or other business combination of the Corporation with or into any other person, nor the sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4.

5.       Voting Rights.

     Holders of shares of Series D Preferred Stock shall have no voting rights.


6.       No Conversion Rights.

     The holders of shares of Series D Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of capital stock or into any other securities of, or any interest in, the Corporation.



7.       No Sinking Fund.

     No sinking fund shall be established for the retirement or redemption of shares of Series D Preferred Stock.

8.       Preemptive or Subscription Rights.

     No holder of shares of Series D Preferred Stock shall have any preemptive or subscription rights in respect of any shares of the Corporation that may be issued.

9.       No other Rights.

     The shares of Series D Preferred Stock shall not have any designations, preferences or relative, participating, optional or other special rights except as set forth herein, or as otherwise required by law.

10.      Compliance with Applicable Law.

     Declaration by the Board of Directors and payment by the Corporation of dividends to holders of the Series D Preferred Stock and repurchase, redemption or other acquisition by the Corporation (or another entity as provided in subsections (a) and (b) of Section 3 hereof) of shares of Series D Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions or other distributions by the Corporation (or any such other entity) under (i) laws, regulations and regulatory conditions or limitations applicable to or regarding the Corporation (or any such other entity) from time to time and (ii) agreements with federal banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

CITY NATIONAL BANCSHARES CORPORATION


By:______________________________________                     May 30, 1997
Edward R. Wright, Senior Vice President and CFO